Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2018 Earnings Results

FAIRPORT, NY, May 2, 2018 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2018 first quarter results for the period ended March 31, 2018.
Summary Highlights

•	Assets under management ("AUM") at March 31, 2018 were $23.4 billion, compared with $25.1 billion at December 31, 2017

•	Revenue for the first quarter decreased 24% year-over-year and 8% sequentially to $42.2 million

•	First quarter income before taxes was $7.8 million; the net income attributable to Manning & Napier, Inc. for the first quarter was $1.2 million, or $0.07 per diluted share

•	On a non-GAAP basis, economic net income for the quarter was $5.6 million, or $0.07 per adjusted share

•	The Company's Board of Directors declared a quarterly dividend of $0.08 per share of Class A common stock at their March 2018 board meeting

•	Announced relationship with Fi360 to integrate their fiduciary tool into two of Manning & Napier's ETF-based portfolio strategies

Jeff Coons, President and Co-CEO of Manning & Napier, commented, “Volatility returned to the market during the first quarter, and with it we were pleased to see that many of our products outperformed their respective benchmarks. The market environment that we have experienced so far in 2018 reminds investors of the importance of active risk management and the value of our consultative service approach in helping them achieve their financial goals.”

Dr. Coons continued, “Chuck, Richard and I, as part of the newly formed Office of the CEO, are working with our broader leadership team to continue improving our business. This process includes a comprehensive review of our existing investment products and distribution strategies, our service offerings and supporting resources. Our top priorities are continued improvement to investment performance and a commitment to client service while we focus our resources on increased sales distribution of our most impactful products and services. We believe that this effort will help advance our goal of creating long-term value for our clients and shareholders.”

First Quarter 2018 Financial Review
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Refer to the section below entitled "Adoption of ASU 2014-09, Revenue from Contracts with Customers" for impacts to the Company.
Manning & Napier reported first quarter 2018 revenue of $42.2 million, a decrease of 24% from revenue of $55.5 million reported in the first quarter of 2017, and a decrease of 8% from revenue of $45.7 million reported in the fourth quarter of 2017. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $24.3 billion, a 24% and 6% decrease from average AUM for the first quarter of 2017 and the fourth quarter of 2017, when average AUM was $31.8 billion and $25.9 billion, respectively. Revenue as a percentage of average AUM was 0.70% for the first quarter of 2018, compared to 0.71% for the first quarter of 2017 and 0.70% for the fourth quarter of 2017.

Operating expenses for the first quarter 2018 were $35.0 million, a decrease of $3.8 million, or 10%, compared with the first quarter of 2017, and a decrease of $2.3 million, or 6%, compared with the fourth quarter of 2017.
Compensation and related costs increased by $0.4 million compared with the first quarter of 2017, but decreased by $0.1 million compared with the fourth quarter of 2017. The increase in the current quarter compared to the first quarter of 2017 was driven by higher incentive compensation accruals for our investment team resulting from investment performance, share-based compensation due to the timing of equity awards and changes in our executive team compensation, partially offset by a 9% reduction in average overall workforce. As a percentage of revenue, compensation and related costs for the first quarter of 2018 were 56%, compared with 42% for the first quarter of 2017 and 52% for the fourth quarter of 2017.
Distribution, servicing and custody expenses for the first quarter of 2018 decreased by $2.6 million, or 35%, when compared to the first quarter of 2017 and $1.6 million, or 25%, when compared to the fourth quarter of 2017. Approximately $0.7 million of the decrease is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM which decreased by 39% when compared to the first quarter of 2017 and 10% when compared to the fourth quarter of 2017. The percentage average AUM decrease from the first quarter of 2017 to the first quarter of 2018 exceeds the percentage decrease in expense since redemptions have been concentrated in those assets where we do not have material distribution and servicing obligations.
Other operating costs decreased by $1.5 million, or 19%, compared with the first quarter of 2017, and by $0.7 million, or 10%, compared with the fourth quarter of 2017. The first quarter of 2018 and the fourth quarter of 2017 reflect a $2.1 million and $1.0 million operating gain, respectively, related to the Company's sale of the Rainier U.S. mutual funds, which is also the main driver for the decrease in other operating costs from first quarter 2017. As a percentage of revenue, other operating costs for the first quarter of 2018 were 15% compared to 14% for the first quarter of 2017 and 16% for the fourth quarter of 2017.
Operating income was $7.2 million for the quarter, a decrease of $9.5 million, or 57%, from the first quarter of 2017 and a decrease of $1.1 million, or 13%, from the fourth quarter of 2017. Operating margin was 17% for the first quarter of 2018, compared with 30% for the first quarter of 2017 and 18% for the fourth quarter of 2017.
Non-operating income was $0.5 million for the quarter, compared to non-operating income of $1.1 million and $13.3 million reported for the first quarter of 2017 and fourth quarter of 2017, respectively. Included in non-operating income for the first quarter of 2018 and the fourth quarter of 2017 was income of $0.3 million and $12.9 million, respectively, related to changes in the Company's expected tax benefits under the tax receivable agreement ("TRA") and the corresponding decrease in the payment of such benefits. The change in the liability under the TRA during the fourth quarter of 2017 was due to the enactment of the Tax Cuts and Jobs Act (“U.S. tax reform”) as further described below. In addition, non-operating income for the quarter included $0.2 million of net loss on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $1.0 million and $0.1 million for the first quarter of 2017 and fourth quarter of 2017, respectively.
Income before taxes was $7.8 million for the first quarter of 2018, compared to $17.9 million in the first quarter of 2017, a 57% decrease, and $21.6 million in the fourth quarter of 2017, a 64% decrease. Provision for income taxes decreased by $0.9 million compared to the first quarter of 2017 and by $15.6 million compared to the fourth quarter of 2017. The decrease from the fourth quarter is due to the enactment of the U.S. tax reform, which was signed into law on December 22, 2017. The tax law change decreased the corporate federal tax rate from 35% to 21%. As a result, the fourth quarter of 2017 reflected a tax provision of $16.5 million due to revaluing the Company’s net deferred tax assets.
Net income attributable to the controlling and noncontrolling interests for the first quarter of 2018 was $7.3 million, compared to net income of $16.5 million in the first quarter of 2017 and $5.6 million in the fourth quarter of 2017. Net income attributable to Manning & Napier, Inc. for the first quarter of 2018 was $1.2 million, or $0.08 per basic and $0.07 per diluted share, compared to net income of $1.9 million, or $0.13 per basic and diluted share, in the first quarter of 2017 and net loss of $1.5 million, or $0.11 per basic and diluted share, in the fourth quarter of 2017 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported first quarter 2018 economic net income of $5.6 million, or $0.07 per adjusted share, compared to $10.9 million, or $0.13 per adjusted share, in the first quarter of 2017 and $3.2 million, or $0.04 per adjusted share, in the fourth quarter of 2017.
Assets Under Management
As of March 31, 2018, AUM was $23.4 billion, a decrease of 7% from $25.1 billion as of December 31, 2017 and a decrease of 26% from $31.6 billion as of March 31, 2017. The composition of the Company’s AUM as of March 31, 2018 was 68% in separate accounts and 32% in mutual funds and collective investment trusts, compared to 67% and 59% in separate accounts and 33% and 41% in mutual funds and collective investment trusts as of December 31, 2017 and March 31, 2017, respectively.
Since December 31, 2017, AUM decreased by $1.7 billion. This decrease in AUM was attributable to net client outflows of $1.4 billion and disposed assets of $0.3 billion. Net client outflows consisted of net client outflows for both the separate account and mutual fund and collective investment trust products of approximately $0.9 billion and $0.5 billion, respectively. The annualized separate account retention rate for the three months ended March 31, 2018 was 80%, consistent with 80% for the rolling 12 months ended March 31, 2018.
When compared to March 31, 2017, AUM decreased by $8.2 billion from $31.6 billion, including a decrease of $2.8 billion, or 15%, in separate account AUM and a decrease of $5.4 billion, or 42%, in mutual fund and collective investment trust AUM. The $8.2 billion decrease in AUM from March 31, 2017 to March 31, 2018 was attributable to net client outflows of approximately $10.6 billion and disposed assets of $0.3 billion, partially offset by market appreciation of $2.8 billion. The net client outflows of $10.6 billion consisted of $4.5 billion of net outflows for separate accounts and $6.1 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $69.5 million and $78.3 million as of March 31, 2018 and December 31, 2017, respectively. Investments, including short-term investments and seeded products, were $69.1 million and $70.4 million, as of March 31, 2018 and December 31, 2017, respectively. The decrease in cash and cash equivalents during the quarter was driven primarily by the timing of accrued incentive compensation payments and by Manning & Napier Group's distribution of $6.0 million in cash to its members, resulting in a first quarter dividend of $0.08 per share of Class A common stock. This decrease was partially offset by net income during the quarter. As of March 31, 2018, the Company had no debt.
Adoption of ASU 2014-09, Revenue from Contracts with Customers
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective approach with the cumulative effect of initial application recognized January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted. There were no changes in the timing of revenue recognition. Upon the adoption of Topic 606, the Company changed the presentation of certain revenue related costs on a gross versus net basis, impacting revenue, distribution, servicing and custody expenses, as well as other operating costs within its consolidated statements of operations. This change had no impact on net income.
In addition, the Company changed the presentation of revenue within its consolidated statements of operations for the three months ended March 31, 2018. Revenue, previously reported as a single line item, has been disaggregated to present revenue by the various services the Company provides. Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2018 first quarter financial results on Wednesday, May 2, 2018, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 5887868. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 9, 2018. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 5887868. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 27.5%, 85.1% and 39.0% for the three-month periods ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively, reflecting assumed federal, state and local income taxes. The increase in the effective tax rate during the fourth quarter of 2017 was attributable to the income tax expense upon revaluing the Company's deferred tax assets due to the reduction of the corporate income tax rate from the enactment of the U.S. tax reform.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 414 employees as of March 31, 2018.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenues
Management Fees
Separately managed accounts	$25,355	$26,585	$29,939
Mutual funds and collective investment trusts	10,980	13,235	19,285
Distribution and shareholder servicing	3,178	3,434	3,040
Custodial services	1,922	1,880	2,345
Other revenue	789	534	876
Total revenue	42,224	45,668	55,485
Expenses
Compensation and related costs	23,773	23,829	23,381
Distribution, servicing and custody expenses	4,781	6,335	7,411
Other operating costs	6,454	7,180	7,978
Total operating expenses	35,008	37,344	38,770
Operating income	7,216	8,324	16,715
Non-operating income (loss)
Non-operating income (loss), net	535	13,274	1,142
Income before provision for income taxes	7,751	21,598	17,857
Provision for income taxes	478	16,028	1,343
Net income attributable to the controlling and the noncontrolling interests	7,273	5,570	16,514
Less: net income attributable to the noncontrolling interests	6,059	7,086	14,617
Net income (loss) attributable to Manning & Napier, Inc.	$1,214	$(1,516)	$1,897

Net income (loss) per share available to Class A common stock
Basic	$0.08	$(0.11)	$0.13
Diluted	$0.07	$(0.11)	$0.13
Weighted average shares of Class A common stock outstanding
Basic	14,313,549	14,249,347	14,042,880
Diluted	78,283,583	14,249,347	14,216,988

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Net income (loss) attributable to Manning & Napier, Inc.	$1,214	$(1,516)	$1,897
Add back: Net income attributable to the noncontrolling interests	6,059	7,086	14,617
Add back: Provision for income taxes	478	16,028	1,343
Income before provision for income taxes	7,751	21,598	17,857
Adjusted income taxes (Non-GAAP)	2,132	18,382	6,964
Economic net income (Non-GAAP)	$5,619	$3,216	$10,893

Weighted average shares of Class A common stock outstanding - Basic	14,313,549	14,249,347	14,042,880
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,918,146	63,931,065	65,764,096
Unvested restricted share-based awards	873,536	852,123	1,207,788
Weighted average adjusted shares (Non-GAAP)	79,105,231	79,032,535	81,014,764

Economic net income per adjusted share (Non-GAAP)	$0.07	$0.04	$0.13

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	418.6	481.3	899.9	459.2	355.5	85.2	899.9
Gross client outflows (1)	(1,325.8)	(1,031.0)	(2,356.8)	(1,102.7)	(1,066.5)	(187.6)	(2,356.8)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	10.7	18.1	28.8	(24.7)	56.2	(2.7)	28.8
As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Average AUM for period	$16,453.9	$7,873.3	$24,327.2	$15,431.9	$7,607.3	$1,288.0	$24,327.2

As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Gross client inflows (1)	500.4	524.6	1,025.0	619.1	276.4	129.5	1,025.0
Gross client outflows (1)	(1,452.2)	(1,583.2)	(3,035.4)	(1,647.9)	(1,250.0)	(137.5)	(3,035.4)
Acquired/(disposed) assets	—	(121.8)	(121.8)	—	(121.8)	—	(121.8)
Market appreciation/(depreciation) & other (2)	448.1	251.5	699.6	315.3	378.6	5.7	699.6
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Average AUM for period	$17,153.0	$8,728.4	$25,881.4	$16,049.1	$8,514.9	$1,317.4	$25,881.4

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	355.9	711.0	1,066.9	705.2	318.1	43.6	1,066.9
Gross client outflows (1)	(1,522.9)	(1,504.4)	(3,027.3)	(1,876.6)	(1,053.2)	(97.5)	(3,027.3)
Market appreciation/(depreciation) & other (2)	1,127.9	778.9	1,906.8	1,113.8	767.6	25.4	1,906.8
As of March 31, 2017	$18,762.8	$12,866.6	$31,629.4	$19,851.8	$10,496.4	$1,281.2	$31,629.4
Average AUM for period	$18,982.4	$12,859.6	$31,842.0	$19,931.3	$10,626.9	$1,283.8	$31,842.0

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.

(2)
Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

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